UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

PLAYTEX PRODUCTS, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Below is a communication transmitted to all employees of Playtex Products, Inc. (the “Company” or “Playtex”) on the evening of July 12, 2007:

To all Playtex employees:

As you may have seen by now, the Company’s Board has agreed to an unsolicited offer to be acquired by the Energizer Holdings Company. A definitive agreement for this merger was signed this evening, (July 12) and the transaction is expected to close in the fall. I have mixed feelings about this.

On the one hand, I am excited for the Playtex family, because Energizer is a world-class organization, and its merger with Playtex will provide both the resources and opportunities for the Company’s future growth. Energizer is a worldwide company with strong brands, which, when combined with our businesses, will help us compete more successfully both here in North America and internationally. On the other hand, after this merger closes, I will be leaving the Company, and will miss all of you. I am very proud of the progress we have made together in the nearly three years I have been at Playtex.

I believe the Company has been improved in almost every way—we are a bigger, more focused company. We are more profitable, we have less debt, better development programs for our associates, and on and on. You all have much to be proud of.

Importantly, a company is only as good as the associates who decide to come together and work there. We have a great company because of you, and I will miss this.  Our business is strong, and the future is bright. The sale agreement that we negotiated with Energizer will help ensure the Company’s future growth.

I am sure you will have many questions, which we will try to answer. Some answers will take time to get as the plan for integration is developed over the next several months. It has been said that change is the only constant. I believe this is true. We will keep changing and growing. Our future is bright.

Thank you for your support.
Neil P. DeFeo

Important Merger Information

In connection with the proposed acquisition of Playtex by Energizer Holdings, Inc. (“Energizer”), Playtex intends to file a proxy statement with the Securities and Exchange Commission (the “SEC”), and Playtex and Energizer intend to file other relevant materials with the SEC.  Before making any voting decision with respect to the proposed acquisition, stockholders of Playtex are urged to read all relevant documents filed with the SEC when they become available, including Playtex’s proxy statement, because they will contain important information about the proposed transaction, Playtex and Energizer.  A definitive proxy statement will be sent to holders of Playtex stock seeking their approval of the proposed transaction. This communication is not a solicitation of a proxy from any security holder of Playtex.

Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site, http://www.sec.gov. In addition, Playtex stockholders may obtain free copies of the documents filed with the SEC when available by contacting Playtex’s Investor Relations at 203-341-4017. Such documents are not currently available. You may also read and copy any reports, statements and other information filed by Playtex or Energizer with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

The directors, executive officers and other members of management and employees of Playtex may be deemed to be participants in the solicitation of proxies from stockholders in respect of the proposed transaction. Information regarding the directors and executive officers of Playtex is available in the 2006 Annual Report on Form 10-K, filed with the SEC on March 13, 2007 and the proxy statement for Playtex’s 2007 annual meeting of stockholders, filed with the SEC on March 23, 2007.  Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.

Any information concerning Energizer contained in this document has been taken from, or is based upon, publicly available information. Although Playtex does not have any information that would indicate that the information contained in this document that has been taken from such documents is inaccurate or incomplete, Playtex does not take any responsibility for the accuracy or completeness of such information.